Exhibit 10.1

December 8, 2004

Mr. Orin C. Smith
Starbucks Corporation
2401 Utah Avenue South
Seattle, WA 98134

Dear Orin:

This letter confirms the terms and conditions of your employment agreement (“Agreement”) from November 29, 2004 through June 30, 2007.

Employment Term

From November 29, 2004 through March 31, 2005 you will serve as Starbucks president and chief executive officer. From April 1, 2005 through June 30, 2007 (the “Term”) you agree to provide advisory services to Starbucks; provided, however, that if this Agreement is terminated earlier as provided below, the Term shall end on the date of such earlier termination. From April 1, 2005 on, your title will be former ceo.

Duties

From November 29, 2004 through March 31, 2005, you will continue to perform the duties of Starbucks president and chief executive officer. From April 1, 2005 through June 30, 2007, you will be asked to provide reasonable advisory services from time to time on an “as needed” basis through the chairman and chief global strategist or through the president and chief executive officer of Starbucks, or any of their respective designees. You will not be required to provide services for which you are not qualified. You may perform services for others on a paid consulting basis and you may serve on the boards of directors of other companies so long as such activities do not conflict with Starbucks Standards of Business Conduct.

Base Salary

From November 29, 2004 through March 31, 2005, you will be paid bi-weekly your full base salary as president and chief executive officer of Starbucks, which currently annualizes to One Million One Hundred and Ninety Thousand Dollars ($1,190,000). From April 1, 2005 through June 30, 2007, you will be paid bi-weekly at a base salary that annualizes to Twenty Five Thousand Dollars ($25,000) per year for your role as an advisor to Starbucks during the employment Term.

In the event that you die before June 30, 2007, Starbucks will pay your estate a single sum equal to the unpaid salary you would have received through June 30, 2007.

Bonus

As determined in accordance with the terms of the Executive Management Bonus Plan (the “EMB Plan”), your FY04 bonus payout will be paid to you in December 2004.

Depending upon Starbucks performance and in accordance with the terms of the EMB Plan, you will be paid a pro rated bonus for your six months performance in FY05 as Starbucks president and chief executive officer. The FY05 bonus will be paid to you in December 2005.

Both your FY04 and FY05 bonuses are subject to the approval of Starbucks Compensation and Management Development Committee (the “Compensation Committee”) and of the independent members of the Starbucks Board of Directors.

Stock Options

Subject to the approval of the Compensation Committee and of the independent members of the Starbucks Board of Directors, you will receive in November 2004 your full stock option grant as Starbucks president and chief executive officer of 500,000 shares. The options will be granted pursuant to the terms of the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994, as amended (the “Key Employee Plan”). Your options will continue vesting during the Term in accordance with the schedules set forth in your various option agreements. Any options that are not exercisable on June 30, 2007 will automatically vest on that date. For your convenience, Schedule 1 is attached hereto showing when your options will vest.

Benefits

From November 29, 2004 through March 31, 2005, you will enjoy all of your current benefits as Starbucks president and chief executive officer. From April 1, 2005 through June 30, 2007, you will opt out of all Starbucks benefit programs (including, but not limited to, medical, life insurance, 401(k), etc.) and have no access to the Company airplane unless you are traveling with the president and chief executive officer or the chairman and chief global strategist or if you are invited to travel with a group of Starbucks partners on a specific business trip.

Termination

Starbucks may terminate this Agreement if you are unable to perform your duties because of physical or mental disability. This Agreement may also be terminated “for cause” to include, but not be limited to, your unreasonable refusal to perform your duties or any material violation of Starbucks Standards of Business Conduct. You may also terminate this Agreement before June 30, 2007 by providing Starbucks with written notice of your resignation. In the event you resign, then Starbucks will pay you through the end of the workweek in which Starbucks receives notice of your resignation.

Expenses and Administrative Support

Starbucks shall reimburse you for all reasonable and customary expenses incurred by you in performing your duties, including, but not limited to, reasonable travel expenses. To assist you in your advisory role, Starbucks will continue to provide an office, computer, cell phone and administrative and secretarial assistance as you reasonably require in performance of your

Starbucks duties. In addition, you will continue to have access to the building and parking garage. The monthly parking garage fee will be deducted from your paychecks.

Assignment

Your rights and duties under this Agreement are personal to you and are not assignable to others. Starbucks may assign its rights under this Agreement in connection with any merger or consolidation of Starbucks or any sale of all or any portion of Starbucks assets, provided that any such successor or assignee expressly assumes in writing Starbucks obligations under this Agreement.

Governing Law

This Agreement will be governed by the laws of the State of Washington.

Entire Agreement

This Agreement contains the sole employment agreement between you and Starbucks and supersedes any prior arrangements or understandings regarding your Starbucks employment.

To confirm your agreement to the terms and conditions of your employment, please countersign both copies of this letter below and return one copy to each of us. Thank you for your continued contributions to the Company’s success.

Warm regards,

/s/ Howard Schultz	/s/ Barbara Bass

Howard Schultz	Barbara Bass
chairman & chief global strategist	Chair, Compensation & Management Development Committee

     I agree to the terms and conditions of my employment agreement as set forth in the foregoing letter.

/s/ Orin C. Smith

Orin C. Smith

December 8, 2004

Dated

Schedule 1
To Orin C. Smith
Employment Agreement

ORIN C. SMITH
STOCK OPTION VESTING

Options Granted Prior to November 20, 2003

•	No retirement provision applies

•	Your options continue to vest according to the terms of your agreements (i.e., over 3 years), and will all be vested by October 2005 according to the terms of those agreements

•	You will have 3 months from your separation/retirement date (i.e., September 30, 2007) to exercise your vested options — - this also applies to all of the options that you have previously gifted

•	Nothing in this Employment Agreement extends your right to exercise your options beyond the 10-year term limitation set forth in your option agreements

Options Granted on or after November 20, 2003

•	Until June 30, 2007, your stock options continue to vest according to the terms of your various option agreements

•	The retirement provision applies when your employment ends on June 30, 2007 (i.e., any options that are not exercisable on that date will automatically vest)

•	You have 36 months from June 30, 2007 (i.e., June 30, 2010) to exercise these options

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